Exhibit 99.1

The First Bancshares, Inc. Appoints M. Ray “Hoppy” Cole, Jr. as Chairman of the Board of Directors

HATTIESBURG, Miss.--(BUSINESS WIRE)--August 19, 2022--The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or the “Company”), the holding company for The First Bank, announced today that M. Ray “Hoppy” Cole, Jr., the Chief Executive Officer of First Bancshares, assumed the additional position of Chairman of the Board of Directors of each of First Bancshares and The First Bank, effective August 18, 2022. E. Ricky Gibson, the former Chairman of the Board of First Bancshares, will continue to serve as a member of the Board of Directors of each of First Bancshares and The First Bank, and Ted E. Parker has been appointed to serve as Lead Independent Director, effective as of August 18, 2022.

Mr. Cole said, “Ricky has been an integral part and significant contributor to the success of our company. Under his leadership of our board, we have grown from a small local company to a regional bank serving communities in the southeast with over 900 team members, and 97 locations in Mississippi, Alabama, Georgia, Florida and Louisiana.

On behalf of all of our stakeholders, I would like to thank Ricky for his leadership and look forward to his continued service on our board.

We are thrilled that Ted Parker will serve as our Lead Director. Ted and the Parker family were members of the original founders of our bank. Ted brings a great deal of institutional knowledge and business acumen to the Lead Director role.”

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First Bank. Founded in 1996, The First Bank has operations in Mississippi, Louisiana, Alabama, Florida and Georgia. The Company’s stock is traded on the NASDAQ Global Market under the symbol FBMS. Additional information is available on the Company’s website: www.thefirstbank.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements can be identified by the use of words such as “may,” “depend,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential”, or the negative of these terms or other comparable terminology. Forward-looking statements represent management’s beliefs with regard to the matters addressed, based upon information available at the time the statements are made; they are not guarantees of future performance, and they should they not be relied upon as representing management’s views as of any date subsequent to the date first made. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors affecting forward-looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2021, and other documents subsequently filed by the Company with the SEC. No forward-looking statement can be guaranteed. The Company expressly disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contacts

M. Ray “Hoppy” Cole, Jr.
Chief Executive Officer

Dee Dee Lowery
Chief Financial Officer
(601) 268-8998